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STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of October    , 2001, to be effective as of the Closing Date by and between Swiss Technology Holding AG, a corporation duly organized and existing under the laws of Switzerland (hereinafter referred to as "Purchaser") and Michel Geiger, an individual (hereinafter referred to as "Seller").

RECITALS

        WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock of Montres Antima SA (the "Shares"); and

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares upon the terms and conditions hereinafter described; and

        NOW, THEREFORE, Purchaser and Seller, in consideration of mutual premises and covenants contained herein, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

        For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

        "Agreed Balance Sheet" means the balance sheet of the Company as at December 31, 2000 in the agreed form as reflected on Exhibit A hereto.

        "Aggregate Closing Provisions Amount" shall mean, collectively, the Closing A/R Provision and the Closing Inventory Provision.

        "Balance Sheet Adjustments" shall mean the adjustments in the purchase price in accordance with the provisions of Section 3.3 hereof.

        "Closing Balance Sheet" shall mean the balance sheet of the Company as of the date of Closing as determined in accordance with Swiss GAAP, consistently applied.

        "Closing A/R Provision" shall mean the accounts receivable provision, as evidenced by the Closing Balance Sheet, representing the estimated portion of the gross value of the accounts receivable of the Company that will not be fully collected within one (1) year from the date of the Closing Balance Sheet.

        "Closing Inventory Provision" shall mean the inventory provision, as evidenced by the Closing Balance Sheet, representing the estimated portion of the gross value of Inventory that will not be sold during a period of one (1) year from the date of the Closing Balance Sheet and to compensate for the loss of gross profit margin should the inventory be sold for less than historical gross profit margins.

        "Collateral Transactions" shall mean, collectively, (i) the Stock Purchase Agreement between Montres Antima SA and Flavio Rota, individually and Meliga Habillement Horloger SA and (ii) the Asset Purchase Agreement between Montres Antima SA and Meliga Habillement Horloger SA.

        "Company" shall mean Montres Antima, S.A.

        "Confidential Information" shall mean any information a Party may exchange with, or acquire from, the other Party including but not limited to the Company's procedures, product specifications, methods, technology, suppliers, customers, trade secrets, marketing and business research and plans, that relate to or affects the Company's asset, but excluding any information to the extent that such information becomes publicly known, through no fault of the Party receiving such information from the other Party.

        "Cost of Goods Sold" as used in the definition of "Pre-tax Profit" shall mean, Swiss landed cost of components used to produce such products, plus after-sales service and repair costs (as historically calculated), plus an amount equal to twenty percent (20%) of net sales of such goods to cover production costs and outside labor costs.

        "Credit Suisse Loan" shall mean the Credit Line Agreement between the Company and Credit Suisse dated April 24, 2001.

        "Earnings Multiple" shall mean a multiple of seven (7).

        "Earnout Period Factor" shall mean a number equal to the number of fiscal years (or fractions thereof) from Closing until December 31, 2004.

        "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, retention of title, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

        "Equity Deficit" shall mean 555,000 CHF.

        "Fixed Operating and Interest Expense Charge" shall mean 621,000 CHF.

        "Net Sales of Antima Products" shall mean wholesales sales and assembly sales plus all after sales service and repair sales, net of returns and refunds, to the companies/customers listed on Schedule 3, excluding, however, sales of products to such companies/customers incorporating the Golfer's Watch patent as disclosed in the Employment Agreement between the Company and Mr. Michel Geiger attached hereto as Exhibit D.

        "Party" shall mean Purchaser and Seller (collectively, the "Parties").

        "Post Closing Adjustments" shall mean, collectively, the Balance Sheet Adjustments and the Receivables/Inventory Adjustment.

        "Pre-tax Profit" shall mean, for any date of determination, the pre-tax profit of the Company determined on the following basis, but in no event in an amount greater than the Pre-tax Profit Cap Amount: Net Sales of Antima Products less Cost of Goods Sold, less the Fixed Operating and Interest Expense Charge.

        "Pre-tax Profit Cap Amount" shall mean 260,000 CHF.

        "Pre-tax Profit Base Amount" shall mean 144,000 CHF.

        "Receivables/Inventory Adjustment" shall have the meaning given to it in Section 3.4.

        "Shareholder Loan" shall mean the subordinated loan agreement granted by Seller to the Company as assigned to Credit Suisse.

        "Stockholders' Equity at Closing" shall mean the stockholders' equity of the Company as evidenced by the Closing Balance Sheet.

        "Stub Period" shall mean the fiscal period from the Closing until December 31, 2001.

        "Subordinated Loan Agreement" shall mean the subordinated loan agreement between Credit Suisse and the Company dated April 24, 2001.

        "Swiss GAAP" shall mean generally accepted accounting principles applicable in Switzerland.

        "Test Date" shall mean the first anniversary date following Closing.

        "Test Period" shall mean the period from Closing until the Test Date.

ARTICLE 2
PURCHASE AND SALE

        Section 2.1 Sale and Transfer of Shares. In consideration of and in reliance upon the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, the Seller hereby sells with full title guarantee, free and clear of any Encumbrance, and Purchaser purchases, the Shares.

ARTICLE 3
CONSIDERATION

        Section 3.1 Purchase Price. Subject to the Post Closing Adjustments, the total purchase price (the "Purchase Price") for the shares shall be:

        (a) an amount equal to the sum of:

    (i)
    400,000 CHF, payable at Closing (the "Closing Payment"); plus or minus (as applicable)

    (ii)
    the difference between the Stockholders' Equity at Closing and the Equity Deficit, as determined in accordance Swiss GAAP, to be paid to Seller or Purchaser, as applicable, in accordance with the provisions of Section 3.3; plus

    (iii)
    the Aggregate Closing Provisions Amount, to be paid within ten (10) days following the calculation of the Receivable/Inventory Adjustment each in accordance with the provisions of Section 3.4; and

        (b) subject to the provisions of Section 3.2, an amount up to a maximum of 1,200,000 CHF in future earnout payments (the "Earnout Payment") payable to Seller in accordance with the provisions of Section 3.2.

        For the sake of clarity, the Parties agree that the full amount of the Purchase Price shall be deemed to constitute consideration for the Shares, and that no part or component of the Purchase Price is payable to Seller as consideration for his services rendered under the employment agreement between Seller and the Company, regardless of whether such part or component of the Purchase Price is paid to Seller on or after Closing.

        Section 3.2 Earnout Payment Amount. Within forty-five (45) days following the conclusion of the Stub Period and each fiscal year thereafter during the Earnout Period, Purchaser shall procure that the Company determine the average Pre-tax Profit of the Company for the period or periods since Closing. In the event that the average Pre-tax Profit for such period exceeds the Pre-Tax Profit Base Amount, then such difference (the "Excess Amount") shall be multiplied by the Earnings Multiple, the product of which shall be divided by the Earnout Period Factor (the "Earnout Base Amount"). The Earnout Base Amount shall then be divided by the actual number of fiscal years (or fractions thereof) that have elapsed since Closing to arrive at an "Earnout Payment Amount". The Earnout Payment Amount, less any earnout payments previously made, will be paid to Seller within ten (10) days accompanied by a calculation of such amount substantially in the form attached hereto on Schedule 2.

        Within forty-five (45) days following the end of the Company's 2004 fiscal year, the final average Pre-tax Profit over the period from Closing through December 31, 2004 will be multiplied by the Earnings Multiple. Such amount will be decreased by the Equity Deficit, plus 100,000 CHF for increase in equipment valuation, plus 247,000 CHF for the value of the Antima name less all previous Earnout Payments to the Seller. Such amount, if any, will be paid to Seller within ten (10) days.

        Section 3.3 Balance Sheet Adjustments. Within forty-five (45) days following Closing, the Purchaser shall procure that the Company prepare the Closing Balance Sheet reflecting the assets and liabilities of the Company as of Closing. The Closing Balance Sheet shall be prepared in accordance with Swiss

GAAP, consistently applied. For purposes of calculating the amount referenced in Section 3.1(a)(ii), (a) in the event that the Stockholders' Equity of the Company as reflected on the Closing Balance Sheet is greater than the Equity Deficit, then Purchaser shall remit such difference to Seller as an adjustment to purchase price within thirty (30) days, and (b) in the event that the Stockholders' Equity of the Company as reflected on the Closing Balance Sheet is less that the Equity Deficit, then the Seller shall remit such difference to Purchaser as a decrease in the purchase price within thirty (30) days.

        Section 3.4 Receivables/Inventory Adjustment. The Purchaser shall procure that within forty-five (45) days following the Test Date, the Company shall test whether, as of the Test Date, the accounts receivable and the inventory existing as of Closing as evidenced by the Closing Balance Sheet have been fully collected (with respect to the accounts receivable) or fully utilized (with respect to the inventory, assuming realization of normal gross profit margins on such inventory) (the "Receivables/Inventory Adjustment"). For purposes of the calculation and the payment referenced in Section 3.1(a)(iii), to the extent that such receivables have not been fully collected, or such inventory has not been fully utilized, then the value of such assets shall be written to zero and applied against the deferred payment of the Aggregate Closing Provisions Amount which amount, if any, shall be payable within ten (10) days.

ARTICLE 4
CLOSING

        Section 4.1 Conditions of Closing. The transaction stipulated in Article 2 is subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing by the Party for whose benefit the conditions exist.

        (a) The representations and warranties made by the Parties in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated herein shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of such date.

        (b) The Collateral Transactions shall have closed, or simultaneously close, in accordance with their respective terms and conditions.

        (c) The Parties shall have carried out their respective obligations as specified in Sections 4.3 and 4.4.

        Section 4.2 Closing Time Date and Place. The purchase and sale contemplated herein shall be consummated at a Closing to take place by mail, facsimile or at the offices of Seller on October 31, 2001, or at such other time and place as the Parties may agree upon in writing.

        Section 4.3 Seller's Obligations at Closing. At the Closing, the Seller shall carry out the following obligations:

  (a)
  At Closing the Seller shall deliver to Purchaser or its nominee:

  (i)
  the share certificates duly endorsed to Purchaser or its nominee;

  (ii)
  evidence of the authority of each person executing a document on the Company's behalf;

  (iii)
  the common seal (if any) of the Company and each register and minute book made up to Closing;

    (iv)
    resignations in the agreed form, in the form attached hereto as Schedule 4, from each director and secretary of the Company, expressed to take effect from the end of the meeting held pursuant hereto;

    (v)
    all consents and approvals of government agencies and/or third parties necessary to effect the transfer of the Shares, including releases of Encumbrances affecting the Shares, executed by the lien holders thereof and otherwise in a form acceptable for filing; and

    (vi)
    a countersigned original of the employment agreement between Michel Geiger and the Company in the form attached hereto as Exhibit D.

  (b)
  The Seller shall ensure that at Closing a meeting of the board of directors of the Company is held at which the directors take the following actions and adopt the minutes of the Board Meeting in the agreed form attached hereto as Schedule 5:

  (i)
  vote in favour of the registration of Purchaser or its nominees as members of the Company in respect of the Shares (subject to the production of properly stamped transfers which shall be at Purchaser's cost);

  (ii)
  with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of the Company in connection with each existing mandate given by the Company for the operation of its bank accounts.

  (c)
  The Seller shall ensure that at Closing a shareholders' meeting of the Company is held at which the shareholders take the following actions by adopting the resolutions in the agreed form attached hereto as Schedule 6:

  (i)
  appoint persons nominated by Purchaser as directors and secretary of the Company with effect from the end of the meeting;

  (ii)
  accept the resignations of each director and secretary pursuant hereto so as to take effect from the end of the meeting.

        Section 4.4 Purchaser's Obligations at Closing. At the Closing, Purchaser will (i) deliver the Closing Payment to Seller and (ii) pay-off the existing balance of the Shareholder Loan, the Subordinated Loan and the Credit Suisse Loan.

        Section 4.5 Further Actions. Seller shall execute the instruments transferring the Shares to Purchaser effective as of the Closing Date and shall take all actions following Closing as may be necessary to more fully perfect title in the Shares to Purchaser.

ARTICLE 5
[Reserved]

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 6.1 Representations, Warranties and Covenants of Seller. Seller represents and warrants to Purchaser that, as of the date of this Agreement and as of the Closing Date:

        (a) The information on the Company's excerpt from the Commercial Register attached hereto as Schedule 1 is true and correct;

        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and is duly empowered or licensed under the relevant laws in Switzerland to conduct the business as stipulated in its Articles of Association;

        (c) The Company does not have any subsidiaries, and does not own any minority interests in any other business entities;

        (d) The Company is in compliance with the provisions of the Articles of Association and applicable law;

        (e) The Company's financial and accounting records (the "Accounts"), including but not limited to the financial statements of the Company of fiscal years 1998, 1999 and 2000, attached hereto as Exhibits A, and the interim financial statements as of and for the six and one-half month period ended July 15, 2001, attached hereto as Exhibit B, are up-to-date, in its possession or under its control and are properly completed in all material respects in accordance with the law and Swiss GAAP;

        (f) The Company is operating and has always operated its business in all material respects in accordance with its Articles of Association at the relevant time. The copy of the Articles of Association of the Company disclosed to Purchaser and attached hereto as Exhibit C is true and correct copy of the original;

        (g) Except for the Shareholder Loan, the Credit Suisse Loan, the Subordinated Loan, the Company does not have outstanding, and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings (including, without limitation, any such indebtedness to the Seller);

        (h) As of October 8, 2001, the balance due under the Shareholder Loan is 278,218 CHF; the balance due under the Credit Suisse Loan is zero; and balance due under the Subordinated Loan is 310,000 CHF;

        (i) Execution delivery and performance by Seller of this Agreement will not conflict with or violate (i) any provision of the Company's charter, bylaws or other similar documents; (ii) any law, rule, regulation or order effective and binding on the Company; and (iii) result in any Encumbrance on any property owned by the Company;

        (j) The Shares being acquired hereunder by Purchaser have been duly and validly authorized, and, when delivered to and paid for by Purchaser pursuant to this Agreement, will be fully paid and nonassessable;

        (k) The certificates of the Shares are in valid and sufficient form; the holders of outstanding shares of any class of stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares; and, except as set forth in this Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations or exchange any securities for, shares of common stock of or ownership interests in the Company are outstanding;

        (l) To the best of Seller's knowledge, the Company has no liabilities or obligations (whether known, absolute, contingent etc.) that were not fully and appropriately reflected in the Accounts;

        (m) The Company has timely, fully and correctly completed and filed all tax returns, reports and other filings required under the applicable laws with regard to Taxes and Duties and has at all times fully and truly informed the competent authorities in compliance with the applicable laws ("Taxes and Duties" as used herein being all taxes, social security and pension contributions (statutory, contractual and voluntary) to public and private institutions, customs duties and other duties levied by public entities, agencies and institutions, in each case in Switzerland and abroad);

        All liabilities of the Company with regard to Taxes and Duties have been fully discharged or completely reflected in the financial statements of the Company, and no such liabilities are overdue. The Company has made appropriate provisions for all future obligations with regard to Taxes and Duties which will be levied on assessment periods (partially or fully) before the Closing date in accordance with Section 4.2;

        The Company has not made distributions to shareholders or affiliated persons or companies which could result in additional liabilities of the Company for Taxes and Duties;

        The Company has at its disposal all supporting documents in connection with (i) all filed tax returns, reports and other filings, and (ii) all tax returns, reports and other filings still to be filed which refer to assessment periods (partially or fully) before the Closing date in accordance with Section 4.2, in each case in form and substance in accordance with the statutory requirements;

        There are no special agreements with, or concessions from, tax or other authorities, formal or informal, which have an impact on the taxes and duties chargeable on the Company;

        (n) There has been no audit by any governmental authority of any tax return of the Company;

        (o) Since July 15, 2001, there has been no material adverse change in the business prospects, or financial conditions of the Company and, to Seller's knowledge, the Balance Sheet dated July 15, 2001 attached hereto as Exhibit B accurately reflects the assets and liabilities of the Company as of such date;

        (p) To the best of Seller's knowledge, the Company has not violated any material statutes, rules, ordinances or other applicable laws in Switzerland;

        (q) There has been no material litigation, pending or threatened against the Company;

        (r) None of the contracts which the Company is a party to contains a change-of-control clause which, as a consequence of the conclusion or Closing of this Agreement, (i) gives the other party the right to fully or partially terminate, amend or newly negotiate the contract, (ii) automatically amends or terminates the contract, or (iii) operates in any other way as a result of the conclusion or Closing of this Agreement;

        (s) The Company has the insurance coverage customary in its line of business. Such insurance coverage is sufficient both with regard to its kind and the coverage amounts in order to cover the risks which reasonably have to be expected for businesses such as the ones conducted by the Company. The respective insurance contracts are all in full force and effect, and no premium payments of the Company thereunder are due. No notice of termination or cancellation with regard to any of the insurance contracts has been given or received by the Company, and neither the Company nor the respective insurance companies have requested or announced any amendments to the insurance contracts and no such termination, cancellation or request for amendment is to be expected;

        (t) Seller owns, or is licensed or otherwise possesses legally sufficient rights to use, all trademarks, service marks, trade names, patents, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business, including all current patents, patent applications, registered and material unregistered copyrights, and any applications therefor owned or licensed by the Seller (the "Intellectual Property Rights") free and clear of all Encumbrances. All Intellectual Property Rights which can be registered are duly and validly registered, and there are no appeals, oppositions or other actions pending against such registrations. All application, registration, renewal and other fees relating to the Intellectual Property Rights have been fully paid in due time. Purchaser's use of the Intellectual Property Rights will not infringe upon the rights of any third party. To Seller's best knowledge, there has been no breach with respect to any license or right relating to any of the Intellectual Property Rights; and

        (u) In making the representations, warranties and covenants of this Article, Seller has not made any untrue statements of material fact or omitted to state a material fact necessary in order to make the representation made, in light of the circumstances under which they were made, not misleading.

        Section 6.2 Representations Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

        (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Switzerland; and

        (b) Execution delivery and performance by Purchaser of this Agreements will not conflict with or violate (i) any provisions of Purchaser's charter, bylaws or other similar documents; or (ii) any law, rule, regulation or order binding on Purchaser.

ARTICLE 7
INDEMNIFICATION

        Section 7.1 Indemnification by Seller. Seller shall indemnify and hold Purchaser, its employees, officers, directors, affiliates, representatives, agents, and other control persons harmless from, against and in respect of the following:

        (a) Any and all loss, liability or damage suffered or incurred by Purchaser (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Seller contained herein or in any exhibit, schedule, certification, document or instrument delivered to Purchaser by Seller hereunder (each of such untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement a "Breach"), it being expressly agreed, for the sake of clarity, that Seller shall indemnify Purchaser on a franc-by-franc basis for any loss, liability or damage which the Company suffers or incurs due to a Breach, or which encumbers the Company provided that non-disclosure of such encumbrance to Purchaser constitutes a Breach;

        (b) Any and all loss, liability or damage suffered or incurred by Purchaser (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder's or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of or on behalf of or for Seller with respect to this Agreement or any of the transactions contemplated hereby;

        (c) Any and all liabilities of Seller which relate to the ownership of the Shares or the operation of the Company prior to the Closing Date that are not expressly assumed or waived by Purchaser under this Agreement, including but not limited to liabilities arising from or related to any tax due, or to be due, and penalties and interest related thereto, imposed on the Company with respect to any period prior to the Closing Date; and

        (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal fees and expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        Section 7.2 Indemnification by Purchaser. Purchaser shall indemnify and hold Seller, its representatives, agents, and other control persons harmless from, against and in respect of the following:

        (a) Any and all loss, liability or damage suffered or incurred by Seller (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate document or instrument delivered by Purchaser to Seller hereunder;

        (b) Any and all loss, liability or damage suffered or incurred by Seller (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder's or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of, or on behalf of or for Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

        (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        Section 7.3 Indemnification Procedures. In seeking indemnification under Article 7.1 or 7.2, the Parties agree to abide by the following procedure:

        (a) For the purposes of this Article 7.3, the term "Indemnitee" shall mean the person(s) entitled, or claiming to be entitled, to be indemnified pursuant in the provisions of Article 7.1 or 7.2 hereof. The term "Indemnitor" shall mean the person(s) having the obligation to indemnify pursuant to such provisions.

        (b) An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of an indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is being claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim") the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own at its own costs and expense. If, however, the Indeinnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its rights to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnnitor is directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available in it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. No Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

        Section 7.4 Survival of Representation, Warranties and Indemnity. All representations and warranties made by the Parties in this Agreement or in any certificate document or instrument furnished in connection herewith, and the indemnification obligations contained in this Agreement, shall survive the Closing and any investigation at any time before or after Closing made by or on behalf of the Parties hereto and shall expire on the first anniversary of the Closing Date, provided, however, that (i) any claim which is submitted in writing to the indemnifying Party prior to such first anniversary may still be enforced thereafter, and (ii) any claim relating to Seller's representations made in Section 6.1 (m) (Taxes and Duties) may still be raised after the first anniversary of the Closing Date, but not later than one year after notification of the respective claims to Purchaser by the tax authorities or social security institutions. The limitations, time limits and Purchaser's investigation and notification and other duties under articles 200, 201 and 210 of the Swiss Code of Obligations are hereby expressly waived.

ARTICLE 8
CONFIDENTIALITY

        Section 8.1 Confidentiality. The Parties agree to preserve the confidential nature of the Confidential Information which is disclosed by either Party (the "Disclosing Party") to the other (the "Receiving Party") and to take any and all necessary steps to insure that such Information is not revealed to third parties or to any person unauthorized in writing by the Disclosing Party. The responsibilities set forth herein shall survive the termination of this Agreement unless the prior written consent of the Disclosing Party has been obtained or unless any such information has previously been publicly disclosed. Should the Receiving Party be ordered by a court of competent jurisdiction or administrative authority to disclose this Agreement or confidential information disclosed by the Disclosing Party to the Receiving Party, it shall give written notice to the Disclosing Party before making any disclosure not permitted by this Article, shall use its best efforts to either resist disclosure or disclose solely subject to an attorneys' eyes-only protective order or such other protective order as the Disclosing Party shall approve. This Article shall survive the termination of this Agreement.

ARTICLE 9
TERMINATION

        Section 9.1    Termination of Agreement.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

        (a) by the mutual consent of the Parties;

        (b) by either Party if any of the conditions to the Closing as set forth in Article 4.1 is not fulfilled or waived by the Party for whose benefit the conditions exist on or prior to the Closing Date; or

        (c) by either Party if the Closing has not occurred on or prior to October 31, 2001.

        Section 9.2    Rights of Termination.    The rights of termination as provided for under Article 9.1 hereof may be exercised at any time after the occurrence of an event or the discovery of circumstances which gives rise to a right of termination. However, failure to assert a right of termination upon the occurrence of an event or the discovery of circumstances which give rise to a right of termination shall not be, or be deemed, a waiver of such right.

        Section 9.3    No Waiver of Rights.    A termination under Article 9.1 hereof shall not relieve either Party of any liability for a Breach, and any such termination shall not be deemed to be a waiver of any available remedy for any such Breach, and in the event of any such Breach, the prevailing Party shall also be entitled to its reasonable attorneys' fees and expenses.

ARTICLE 10
MISCELLANEOUS

        Section 10.1    Expenses.    The Parties shall each pay their own expenses incident to the negotiation preparation and execution of this Agreement and the consummation of the transactions contemplated hereunder, including any and all disbursements to their respective counsel.

        Section 10.2    Assignment.    Unless specifically consented to in writing by the other Party, neither Party may assign or transfer this Agreement or any of its rights hereunder, and any attempted assignment thereof shall be void and of no force and effect. It is expressly understood and agreed that either Party is under no obligation to consent to any proposed assignment on the part of the other Party and that each of the Parties, in its sole discretion, shall have absolute authority to decide whether or not a consent to assignment shall be given.

        Section 10.3    Notice.    Notices to be given to any Party under this Agreement shall not be effective unless given in writing and hand delivered or mailed by certified mail, or via overseas courier, or sent by electronic mail or facsimile to such Party at the following addresses. Any Party may change its address by giving notice of such change in the manner above provided.

For Seller:	Michel Geiger Rue Th. Kocher 11 2502 Bienne Switzerland Phone: 032-322-3465 Fax: 032-322-0471
For Purchaser:	Swiss Technology Holding AG c/o Verex Treuhand AG Salzhausstrasse 5 CH-2501 Bienne Switzerland Attention: Enrico Margaritelli Phone: 032-327 35 15 Fax: 032-327 35 19
with copy to:	Fossil, Inc. 2280 North Greenville Ave. Richardson, Texas 75082 Attention: T.R. Tunnell, Executive Vice President Phone: 972-699-2139 Fax: 972-498-9639 E-mail: trtunnell@fossil.com

        Notices sent via certified mail or oversees courier shall be deemed to have been received as of the date indicated by the postal or courier's receipt as having been received by the intended recipient. Notices sent via electronic mail or facsimile shall be deemed to have been received two (2) business days after the date on which they were transmitted, provided the Party transmitting any such notice mails a copy of the notice on the next business day to the Party to be notified via certified or registered mail or via overseas courier

        Section 10.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

        Section 10.5    Dispute Resolution.    Any and all dispute, controversies differences which may arise out of or in relation to or in connection with this Agreement or the transactions contemplated hereby including its legal validity shall be finally settled and binding upon the parties hereto by an arbitration process to be held in Zurich, Switzerland. The arbitration tribunal will be comprised of an arbitrator jointly designated by the parties or, if the parties cannot agree on an arbitrator within a time period of one month, then by three arbitrators, one designated by each Party within a further month and the third one,who will act as chairman of the arbitral tribunal by the others. Any arbitrator not appointed as provided above shall be appointed by the Zurich High Court (§ 239 para. 2 Zurich Code of Civil Procedures applicable pursuant to Art. 179 para. 2 Swiss Federal Statute on International Private Law, "IPRG") at the request of one party. The language of such arbitration shall be English and such arbitration shall be conducted according to the rules of the IPRG). As far as the IPRG does not contain mandatory provisions, the arbitrators shall apply the procedural provisions of the International Arbitration Rules of the Zurich Chamber of Commerce as in force at the time of the commencement of the arbitration proceedings, provided, however, that such rules shall not apply to the extent that (i) they contravene the present arbitration clause, or (ii) they call for an involvement of the Zurich Chamber of Commerce.

        Section 10.6    Binding Effect; Entire Agreement.    All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties herein and to their respective successors. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous and contemporaneous negotiations, commitments and undertakings, whether written or oral. No waiver or amendment to this Agreement will be effective unless it is in writing and is signed by a duly authorized representative of the Party sought to be bound thereby.

        Section 10.7    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

        Section 10.8    Publicity.    Except as may otherwise be required by law, neither Party may make any announcement including any announcement to employees, customers, or suppliers or otherwise make publicly available any statement or release concerning this Agreement or the transactions contemplated hereunder without first obtaining the other Party's written approval of any proposed statement or release. If either Party is required by law to make any statement or other disclosure concerning this Agreement or the transactions contemplated hereby (the Disclosing Party), the Disclosing Party shall provide the other Party the opportunity to review and comment upon such statement or disclosure prior to its filing or release and shell make any revisions therein that the other Party may reasonable request.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

SWISS TECHNOLOGY Holding AG

By: Name: Title:
MICHEL GEIGER, individually

SCHEDULE 1

COMPANY EXCERPT FROM COMMERCIAL REGISTER

SCHEDULE 2

EARNOUT PAYMENT AMOUNT CALCULATION

SCHEDULE 3

LIST OF CUSTOMERS FOR PURPOSES OF
CALCULATION OF NET SALE OF ANTIMA PRODUCTS

SCHEDULE 4

AGREED FORM OF RESIGNATION OF DIRECTORS

SCHEDULE 5

AGREED FORM OF MINUTES OF BOARD MEETING

SCHEDULE 6

AGREED FORM OF SHAREHOLDER RESOLUTIONS

EXHIBIT A

1998, 1999 and 2000 FINANCIAL STATEMENTS

EXHIBIT B

INTERIM FINANCIAL STATEMENTS
AND BALANCE SHEET DATED JULY 15, 2001

EXHIBIT C

ARTICLES OF ASSOCIATION

EXHIBIT D

AGREED FORM OF EMPLOYMENT
AGREEMENT WITH MICHEL GEIGER

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STOCK PURCHASE AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE
ARTICLE 3 CONSIDERATION
ARTICLE 4 CLOSING
ARTICLE 5 [Reserved]
ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 CONFIDENTIALITY
ARTICLE 9 TERMINATION
ARTICLE 10 MISCELLANEOUS
  SWISS TECHNOLOGY Holding AG
SCHEDULE 1 COMPANY EXCERPT FROM COMMERCIAL REGISTER
SCHEDULE 2 EARNOUT PAYMENT AMOUNT CALCULATION
SCHEDULE 3 LIST OF CUSTOMERS FOR PURPOSES OF CALCULATION OF NET SALE OF ANTIMA PRODUCTS
SCHEDULE 4 AGREED FORM OF RESIGNATION OF DIRECTORS
SCHEDULE 5 AGREED FORM OF MINUTES OF BOARD MEETING
SCHEDULE 6 AGREED FORM OF SHAREHOLDER RESOLUTIONS
EXHIBIT A 1998, 1999 and 2000 FINANCIAL STATEMENTS
EXHIBIT B INTERIM FINANCIAL STATEMENTS AND BALANCE SHEET DATED JULY 15, 2001
EXHIBIT C ARTICLES OF ASSOCIATION
EXHIBIT D AGREED FORM OF EMPLOYMENT AGREEMENT WITH MICHEL GEIGER